UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

(Amendment No. )

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

AWAYSIS CAPITAL, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

AWAYSIS CAPITAL, INC.

3400 Lakeside Drive, Suite 100

Miramar, Florida 33027

(855) 795-3311

The purpose of this letter is to inform you that on September 13, 2024, holders of the common stock of Awaysis Capital, Inc., a Delaware corporation (the “Company”), representing in the aggregate approximately 84% of the voting capital stock of the Company at such time, and the board of directors (the “Board”) by written consent in lieu of a meeting, approved the following corporate actions:

1.	To authorize, but not, require, a reverse stock split, at a ratio of up to 20:1, of the common stock of the Company (the “Reverse Split”), with the exact split ratio to be determined by the Co-Chief Executive Officers of the Company; and

2.	To adopt a Certificate of Amendment to the Company’s Articles of Incorporation, as amended, which makes no material changes to the existing Articles of Incorporation, as amended, other than incorporating the amendment described in action (1) above.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF AN ANNUAL MEETING OR SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

The accompanying Information Statement, which we urge you to read carefully, describes the Reverse Split in more detail, and is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, the Reverse Split may not be effected until at least 20 calendar days after a Definitive Information Statement is filed with the Securities and Exchange Commission and a copy thereof is mailed to each of the Company’s stockholders. Notwithstanding the foregoing, we must notify the Financial Industry Regulatory Authority of the Reverse Split by filing the Issuer Company Related Action Notification Form no later than 10 days prior to the anticipated effective date of such actions.

BY ORDER OF THE BOARD OF DIRECTORS

February 20, 2025

/s/ Andrew Trumbach
Andrew Trumbach, Co-Chief Executive Officer
and Chief Financial Officer

AWAYSIS CAPITAL, INC.

3400 Lakeside Drive, Suite 100

Miramar, Florida 33027

(855) 795-3311

INFORMATION STATEMENT

February 20, 2025

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE

BOARD OF DIRECTORS OF AWAYSIS CAPITAL, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

This Information Statement is being furnished to the holders of shares of common stock, par value $0.01 per share (the “Common Stock”), of Awaysis Capital, Inc. (the “Company”). This Information Statement is being furnished in connection with the actions by written consent of the holders of a majority of the Company’s issued and outstanding shares of Common Stock, taken without a meeting to approve the actions described in this Information Statement. In this Information Statement, all references to the “Company,” “we,” “us” or “our” refer to Awaysis Capital, Inc., a Delaware corporation.

Stockholders of record as of February 13, 2025 (the “Record Date”) are entitled to receive this Information Statement. This Information Statement is being sent to such stockholders on or about February 24, 2025.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until at least 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

ACTIONS BY BOARD OF DIRECTORS AND CONSENTING STOCKHOLDERS

On September 13, 2024, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Company’s Board of Directors (the “Board”) unanimously adopted resolutions approving (the “Proposed Actions”):

1.	To authorize a reverse stock split, at a ratio of up to 20:1, of the Common Stock of the Company (the “Reverse Split”), with the exact split ratio to be determined by the Co-Chief Executive Officers of the Company; and

2.	To adopt a Certificate of Amendment to the Company’s Articles of Incorporation, as amended, which makes no material changes to the existing Articles of Incorporation other than incorporating the amendment described in action (1) above.

The Proposed Actions contemplated above are referred to in this Information Statement as the “Amendments.” In order to obtain the approval of our stockholders for the Proposed Actions, we could have convened a special meeting of the stockholders for the specific purpose of voting on such matters. However, the DGCL provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to take such action. In order to eliminate the costs and management time involved in holding a meeting and obtaining proxies and in order to effect the above Proposed Actions as early as possible in order to accomplish the purposes hereafter described, we elected to utilize the written consent of the holders of a majority of the outstanding shares of our voting capital stock.

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As of the close of business on September 13, 2024 (the “Voting Record Date”), pursuant to the applicable provisions of the DGCL, the Company received a written consent approving the Proposed Actions from holders of the Company’s Common Stock holding an aggregate of 298,008,000 shares of Common Stock, representing at that time approximately 84% of the Company’s outstanding shares of voting capital stock. Therefore, your consent is not required and is not being solicited in connection with the approval of the Proposed Actions.

The following table sets forth the names of the holders of our Common Stock who consented to the Proposed Actions (the “Consenting Stockholders”), the number of shares of the Common Stock beneficially owned, directly or indirectly, by the Consenting Stockholders as of the Voting Record Date, the total number of votes in favor of each of the Proposed Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Consenting Stockholder	Number of Shares of Common Stock Held	Number of Votes held by such Consenting Stockholder	Number of Votes that Voted in Favor of the Actions	Percentage of voting equity that voted in favor of the Actions
Harthorne Capital, Inc. (1)	98,008,000	98,008,000	98,008,000	27.84%
Michael Singh (1)	100,000,000	100,000,000	100,000,000	28.41%
Andrew Trumbach (1)	100,000,000	100,000,000	100,000,000	28.41%

(1)	Harthorne Capital Inc. (“Harthorne”) operates as a holding company for Mr. Singh’s and Dr. Trumbach’s initial investments in the Company. Additionally, each of Mr. Singh and Dr. Trumbach, along with Lisa-Marie Iannitelli, a director of the Company, are executive directors of Harthorne. Does not include an additional aggregate 28,142,306 shares of Common Stock issued to Mr. Singh and Dr. Trumbach subsequent to the Voting Record Date.

CORPORATE ACTION TO BE TAKEN

Pursuant to Rule 14c-2 under the Exchange Act, the Reverse Split may not be effected until at least 20 calendar days after the mailing of the accompanying Information Statement to the Company’s stockholders. Notwithstanding the foregoing, we must notify the Financial Industry Regulatory Authority (“FINRA”) of the Reverse Split by filing the Issuer Company Related Action Notification Form no later than 10 days prior to the anticipated record date of such action.

QUESTIONS AND ANSWERS ABOUT THE ACTIONS

Q. Why did I receive this Information Statement?

A. Applicable laws require us to provide you information regarding the Actions even though your vote is neither required nor requested for the Proposed Actions to become effective.

Q. Why am I not being asked to vote on the Amendments?

A. The holders of shares comprising a majority of the issued and outstanding shares of voting capital stock have already approved the Amendments pursuant to a written consent in lieu of a meeting. Such approval, together with the approval of the Company’s Board, is sufficient under Delaware law, and no further approval by our stockholders is required.

Q. Why am I not being asked to vote on the Proposed Actions?

A. The adoption of the Proposed Actions has been approved by written consent of holders of a majority of the outstanding shares of voting capital stock of the Company. Our Board unanimously voted, approved and recommended the adoption of the Proposed Actions and determined that the Proposed Actions are advisable to and in the best interests of the Company and its stockholders. Such approval is sufficient under Delaware law, and no further approval by our stockholders is required. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q. What will I receive if the Proposed Actions are completed?

A. Nothing.

Q. What do I need to do now?

A. Nothing. This Information Statement is purely for your information and does not require or request you to do anything.

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FORWARD-LOOKING STATEMENTS

This Information Statement contains or incorporates both historical and “forward-looking” statements. Forward-looking statements convey management’s expectations as to the future of the Company, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time Awaysis makes such statements. Forward-looking statements may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,”, “would”, “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words, although not all forward-looking statements may contain such words. The forward-looking statements contained in this Information Statement may include statements related to the Company’s revenues, earnings, taxes, cash flow and related financial and operating measures, and expectations with respect to future operating, financial and business performance, and other anticipated future events and expectations that are not historical facts. Any such forward-looking statements in this Information Statement reflect our current views with respect to future events and financial performance and are subject to a variety of factors that could cause our actual results to differ materially from historical results or from anticipated results expressed or implied by such forward-looking statements. There may be events in the future that cannot be accurately predicted or over which the Company has no control. Stockholders should be aware that the occurrence of the events described in this Information Statement or in the documents incorporated herein by reference could have a material adverse effect on our business, operating results and financial condition or ability. Examples of these risks include, without limitation the risks disclosed in this Information Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements. Forward-looking statements herein or in documents incorporated herein by reference speak only as of the date of this Information Statement or the applicable document incorporated herein by reference (or such earlier date as may be specified therein), as applicable, are based on current assumptions and expectations or assumptions and expectations as of the date of the document incorporated herein by reference, and are subject to the factors above, among other things, and involve risks, events, circumstances, uncertainties and assumptions, many of which are beyond our ability to control or predict. You should not place undue reliance on these forward-looking statements. We do not intend to, and do not undertake an obligation to, update these forward-looking statements in the future to reflect future events or circumstances, except as required by applicable securities laws and regulations. For more information, see the section entitled “Where You Can Find More Information” beginning on page 13. The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us, are expressly qualified in their entirety by the foregoing cautionary statements.

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ACTION 1

AMENDMENT TO OUR CHARTER TO EFFECT A REVERSE STOCK SPLIT

General

As approved by the Board unanimously and by the Consenting Stockholders, Mr. Michael Singh and Dr. Andrew Trumbach, the Company’s Co-Chief Executive Officers, are authorized, but not required, to amend the Company’s Articles of Incorporation, as amended to date (the “Charter”), to effect the Reverse Split at any ratio up to 20 to 1, without further action by the stockholders, at any time within twelve months after the date the stockholder approval for the Reverse Split was obtained from our stockholders, with the exact exchange ratio and timing of the Reverse Split (if at all) to be determined at our Co-Chief Executive Officers’ discretion. The principal purpose of the Reverse Split is to better enable the Company to move toward an eventual listing of its Common Stock on the NYSE American or other national securities exchange.

Our Board’s decision whether or not (and when) to effect a Reverse Split (and at what ratio to effect the Reverse Split) will be based on a number of factors, including market conditions, existing and anticipated trading prices for our Common Stock and the initial listing requirements of the NYSE American or other national securities exchange.

A sample form of the certificate of amendment relating to this Action 1, which we would complete and file with the Secretary of State of the State of Delaware to carry out the Reverse Split, is attached to this Information Statement as Appendix A (the “Certificate of Amendment”). Stockholders are encouraged to review this carefully as it would modify the capitalization of the Company upon its effectiveness.

As explained below, we believe a Reverse Split would result in a higher price per share for the outstanding shares of our Common Stock, which we require to satisfy the initial listing requirements of NYSE American or other national securities exchange and make our stock more marketable to investors, retail and institutional alike, as investors often have restrictions associated with, or concerns about investing in, “penny” or other low priced stocks.

In addition, as explained below, the Reverse Split, if implemented by our Board, would result in an effective increase in the number of authorized shares of Common Stock available to us for future issuance to fund our continued operations and to grow our business.

What to Expect from a Reverse Stock Split

The Reverse Split would be implemented simultaneously for all of our then-outstanding Common Stock (the “Old Shares”) and the exchange ratio would be the same for all of our issued and outstanding shares of Common Stock. The Reverse Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Split may result in any of our stockholders owning a fractional share, because fractional shares would be rounded up to the nearest whole share. Shares of Common Stock issued pursuant to the Reverse Split (the “New Shares”) would remain fully paid and nonassessable. The Reverse Split would not affect our continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. Upon becoming effective, the Reverse Split would automatically convert outstanding Old Shares into a smaller fraction of New Shares, depending upon which conversion ratio our Co-Chief Executive Offices may select. Outstanding derivative securities, such as options, warrants and/or convertible notes, exercisable for, or convertible into, our Common Stock would be proportionally adjusted, as would the exercise and conversion prices of those derivative securities.

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The information in the following table summarizes the possible effect of the Reverse Split based upon our issued and outstanding equity, as of February 19, 2025:

Split Ratio for Issued and Outstanding Shares (1)	Common Stock Outstanding after the Reverse Stock Split (1)(2)	Shares Underlying Outstanding Options reserved after the Reverse Stock Split (2)	Common Stock Authorized after the Reverse Stock Split	Post-Split Common Stock Authorized but Unissued and Unreserved after the Reverse Stock Split (3)
1 for 2	192,015,762	23,109,632	1,000,000,000	784,874,606
1 for 5	76,806,305	9,243,853	1,000,000,000	913,949,842
1 for 10	38,403,153	4,621,927	1,000,000,000	956,974,920
1 for 15	25,602,102	3,081,285	1,000,000,000	971,316,613
1 for 20	19,201,577	2,310,964	1,000,000,000	978,487,459

(1)	As approved by the Board unanimously and by the Consenting Stockholders, the Company’s Co-Chief Executive Officers have the discretion to determine the exact split ratio and timing of the Reverse Split (if at all).

(2)	As of February 19, 2025, we had the following issued and outstanding equity: (i) 384,031,524 shares of Common Stock; and (ii) option awards and shares underlying a convertible promissory note to acquire up to 46,219,264 shares of Common Stock.

(3)	The actual number of shares of Common Stock available after the Reverse Split may be higher or lower depending on the number of fractional shares that are rounded up in the Reverse Split and as the result of rounding calculations for outstanding equity awards.

As of February 19, 2025, the Company had approximately 569,749,212 authorized, but unissued and reserved, shares of Common Stock. Consequently, the Reverse Split would have the important effect of increasing the number of authorized and available shares of Common Stock to approximately 956,974,920 shares (assuming, for instance, at the 1 for 10 ratio) and 978,487,459 shares (assuming, for instance, at the 1 for 20 ratio).

In addition, all other things being equal, a reverse stock split by a publicly traded company reduces the number of shares outstanding but leaves the market capitalization of the Company the same, which should increase the price per share of the Company’s stock. Put another way, after a reverse stock split, the enterprise value of the Company is spread over fewer shares and so the per share price of the stock should be commensurately higher. As an example, a hypothetical company with a market value of $12.5 million and 50 million shares outstanding would have a trading price of $0.25 per share ($12.5 million divided by 50 million), while the same company with only 1.25 million shares outstanding would have a trading price of $10.00 per share ($12.5 million divided by 1.25 million). We can therefore anticipate, but can give no assurance, that the Reverse Split would proportionately increase the per share trading price of our outstanding Common Stock by an amount approximately equal to the inverse of the ratio selected by the Board (for example, an increase of 10 times current trading price for a one-for-ten Reverse Split).

Rationale for a Reverse Split

National Securities Exchange Listing

Our primary reason for seeking to effect the Reverse Split is to better enable us to move toward an eventual listing of our stock on the NYSE American or other national securities exchange. Our Common Stock is currently quoted on the Pink Current Information on the OTCMarkets platform. Alternative markets like the OTCMarkets platform are generally considered to be less efficient and not as widely followed as other exchanges like those operated by NYSE American for instance. We intend to seek to have our Common Stock trade on the NYSE American or other national securities exchange, which we believe will help support and maintain stock liquidity and company recognition for our stockholders. In order for us to list our Common Stock on the NYSE American or other national securities exchange, we must satisfy certain listing standards, including a minimum bid price. For example, listing standards of the NYSE American would require that our Common Stock have a minimum bid price of at least $3.00 per share. As of February 19, 2025, the closing bid price for our Common Stock as quoted on the Pink Current Information on the OTCMarkets platform was $0.52 per share. Therefore, the Reverse Split could help us move toward satisfying the minimum bid price listing standards of a national securities exchange like the NYSE American.

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While no assurances can be given, our Board believes that the Reverse Split should result in an increase in our price per share, and thereby help us meet the $3.00 per share minimum bid price requirement. Our Board does not believe that our stock price could trade above $3.00 on its own accord in the short term, and therefore it is in our Company’s best interests and in the interests of our stockholders to effect the Reverse Split.

Additionally, by listing on the NYSE American or other national securities exchange, we believe a greater number of investors could become interested in our Company and we can consider and pursue a wider range of future financing options to support our ongoing business objectives. We believe being listed on a national securities exchange, such as the NYSE American, is valued by many investors such as large institutions.

Penny Stock; Trading

We also believe that the Reverse Split could improve the marketability and liquidity of our Common Stock while we continue to progress towards achieving our business objectives. Trading in our securities is subject to the “penny stock” rules of the SEC. The SEC has adopted regulations that generally define a penny stock to be any unlisted equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could be limiting the market price and liquidity of our securities. In addition to the “penny stock rules” imposed by the SEC, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers due to the trading volatility often associated with low-priced stocks. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. There is no assurance that we will not continue to be subject to the “penny stock rules” after the Reverse Split.

Furthermore, we believe that a number of institutional investors and investment funds are reluctant to invest in lower priced securities and that brokerage firms may be reluctant to recommend lower priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell his, her or its shares, or are less likely to be followed by institutional securities research firms. We believe that the reduction in the number of issued and outstanding shares of our Common Stock caused by the Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Split, may encourage further interest and trading in our Common Stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our Common Stock than that which currently exists.

Effective Increase in Authorized Shares

Because the Reverse Split would decrease the number of shares of Common Stock outstanding and the number of shares reserved for outstanding derivative securities, such as warrants and options, without changing the Company’s authorized capital in any way, there would be a greater proportion of shares available for issuance following the Reverse Split, as set forth above. We believe this effective increase in the number of shares authorized but unissued is important to the future growth of the Company because we expect to raise additional funds in order to fund our working capital, business plan, and for other corporate purposes.

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The Reverse Split would not have any immediate effect on the proportionate voting power or other rights of our existing stockholders. However, upon issuance, any additional shares of authorized Common Stock issued would have rights identical to our currently outstanding shares of Common Stock. To the extent that the additional authorized shares of capital stock are issued in the future, they may decrease the voting rights of existing stockholders and, depending on the price at which they are issued, could be economically dilutive to existing stockholders and have a negative effect on the market price of the Common Stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of the Company. We could also use the additional shares of capital stock for potential strategic transactions including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations, and investments, although we have no definitive present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of our stock. However, we believe the effective increase in our authorized capital will be important to preserving our ability to grow our business.

Management is unaware of any specific effort to obtain control of the Company, and has no present intention of using the proposed effective increase in the number of authorized shares of Common Stock as an anti-takeover device. However, our authorized, but unissued, capital stock could be used to make an attempt to effect a change in control more difficult.

Certain Risks Associated with the Reverse Split

While we believe the Reverse Split is critically important to our Company and its stockholders, the Reverse Split does carry with it several significant risks.

We cannot assure you, for example, that the market price per share of our Common Stock after the Reverse Split will rise or remain constant in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Split. For example, using the closing price of our Common Stock on February 19, 2025 of $0.52 per share as an example, if our Board were to implement the Reverse Split at a one for twenty ratio, we cannot assure you that the post-split market price of our Common Stock would be or would remain at a price of twenty times greater than $0.52, or $10.40 ($0.52 x 20). In some cases, the market price of a company’s shares declines after a reverse stock split. Thus, while our stock price might meet the listing requirements for the NYSE American or other national securities exchange initially, we cannot assure you that it would continue to do so for the thirty days necessary to meet its initial listing requirements.

The market price of our Common Stock will also be based on our performance and other factors, most of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. Furthermore, the reduced number of shares that would be outstanding after the Reverse Split could adversely affect the liquidity of our Common Stock.

There can, however, be no assurance that either or both of the Reverse Split and a possible exchange listing will increase the liquidity of the market for our Common Stock. In particular, based on an approximate public float number of approximately 32 million outstanding shares of Common Stock, the Reverse Split will reduce the number of publicly held shares of our Common Stock (i.e., the holdings of persons other than our officers, directors, and significant stockholders) to approximately 3.2 million shares (assuming, for instance, if effected on a 1-for-10 basis) and to approximately 1.6 million shares (assuming, for instance, if effected on a 1-for-20 basis). The relatively small number of shares in the public float could materially and adversely affect the liquidity of our Common Stock following the Reverse Split. In addition, we anticipate that as a result of the Reverse Split, the holdings of some of our stockholders will be reduced to less than a “round lot” (100 shares). Such holders could find it difficult to sell such “odd lots” and are likely to incur increased transaction costs should they seek to do so.

We also cannot assure you that the Reverse Split will result in per share stock prices that will attract additional investors or increase analyst coverage. In addition, a successful Reverse Split does not guarantee the Company will continue to satisfy the other initial or continued listing requirement of the NYSE American or other national securities exchange.

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Certain Risk Associated with Not Adopting the Reverse Split Charter Amendment

Failure to carry out the Reverse Split carries the significant risk that if we do not effect the Reserve Split, we would be unable to list our Common Stock on the NYSE American or other national securities exchange in the foreseeable future, thereby making it likely that the liquidity and market price of our stock will remain low and discourage future investments in our Company.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Board elects to effect the Reverse Split, we will amend Section FOURTH of the Charter to include the following new subsection:

“(c) Reverse Stock Split. Effective on [_____], 202[_] (the “Effective Time”), a reverse stock split of the Common Stock will be effected such that every [_____] shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be reclassified and converted into one share of Common Stock (the “New Common Stock”), automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below. Each old certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such Old Certificate shall have been reclassified. All fractional shares of Common Stock shall be rounded to the next higher whole number of shares of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates (the “New Certificates”) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that transfer taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares of New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.”

If the Company’s Co-Chief Executive Officers elect to effect this Action Number 1, we would file the Certificate of Amendment with the Delaware Secretary of State at such time as they determine the appropriate effective time for the Reverse Split. The Company’s Co-Chief Executive Officers may delay effecting the Reverse Split without resoliciting stockholder approval to any time within twelve months after the date stockholder approval was obtained. The Reverse Split would become effective on the date the Certificate of Amendment is filed with the Delaware Secretary of State (the “Reverse Split Effective Date”). Beginning on the Reverse Split Effective Date, each certificate representing Old Shares would be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Reverse Split Effective Date, stockholders would be notified that the Reverse Split has been effected by the filing of a Current Report on Form 8-K with the SEC. Holders of Old Shares may then surrender certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures required by our transfer agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for New Shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL NOTIFIED OF THE REVERSE SPLIT EFFECTIVE DATE.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share.

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Effect on Convertible Shares, Options, Warrants and Other Securities

All outstanding options, warrants, convertible notes and other securities, entitling their holders to purchase or acquire shares of our Common Stock, would be adjusted as a result of the Reverse Split, as required by the terms of each security. In particular, the conversion ratio for each security would be reduced proportionately, and the exercise price, if applicable, would be increased proportionately, in accordance with the terms of each security and based on the exchange ratio implemented in the Reverse Split.

Accounting Matters

The Certificate of Amendment is not expected to affect the Common Stock capital account on our balance sheet. As of the Reverse Split Effective Date, the stated capital on our balance sheet attributable to our Common Stock is expected to be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account is expected to be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss per share and other per share amounts for periods ending before the Reverse Split to give retroactive effect to the Reverse Split. The per share net income or loss and net book value of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

Discretionary Authority of the Co-Chief Executive Officers to Abandon Reverse Split

Our Board gave the Company’s Co-Chief Executive Officers the right to abandon the Certificate of Amendment without further action by our Board or our stockholders at any time before the effectiveness of the filing with the Delaware Secretary of State of the Certificate of Amendment, notwithstanding the approval of the Reverse Split by the Board and the Consenting Stockholders.

No Dissenter’s Rights

Neither Delaware law, the Company’s Charter, nor the Company’s by-laws, as amended provides for appraisal or other similar rights for dissenting stockholders in connection with this Action. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares, and we will not independently provide stockholders with any such right.

Material Federal Income Tax Consequences

The following discussion of certain U.S. federal income tax consequences to the Company’s stockholders of the Reverse Split, if effected, does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences and is included for general information only, is not intended as tax advice to any person and is not a comprehensive description of the tax consequences that may be relevant to each shareholder’s own particular circumstances. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the reverse stock split.

This discussion addresses the U.S. federal income tax consequences only to a stockholder that is (i) a citizen or individual resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock, (iii) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person, or (iv) an estate whose income is subject to U.S. federal income taxation regardless of its source. This discussion addresses only those shareholders who hold their pre-reverse stock split shares as “capital assets” as defined in the Code (generally, property held for investment), and will hold the shares received in the Reverse Split as capital assets. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as, without limitation, shareholders who are subject to the alternative minimum tax, banks, insurance companies, regulated investment companies, personal holding companies, shareholders who are not “United States persons” as defined in Section 7701(a)(30) of the Code, U.S. persons whose functional currency is not the U.S. dollar, broker-dealers, tax-exempt entities, or S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds pre-reverse stock split shares of our stock, the U.S. federal income tax treatment of a partner of the partnership will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partnership level. Partners in partnerships holding our common stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the reverse stock split.

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Stockholders are advised to consult their own tax advisers regarding the U.S. federal income tax consequences of the Reverse Split in light of their personal circumstances and the consequences under state, local and foreign tax laws, and also as to any estate or gift tax considerations.

Exchange Pursuant to Reverse Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Split. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

ACTION 2

CERTIFICATE OF AMENDMENT

Adoption of the Certificate of Amendment

In connection with the Amendment described in Action 1, the Board believes that it is in the best interest of the stockholders to adopt the Certificate of Amendment attached hereto as Appendix A. The Certificate of Amendment will incorporate the Amendment set forth in the Action set forth above and other than Action 1, the Certificate of Amendment does not incorporate any other material changes.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our Common Stock beneficially owned, as of February 19, 2025, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our current directors and executive officers as a group, and (iv) all those known by us to be to a beneficial owner of more than 5% of the Company’s common stock.

In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire Common Stock that are currently exercisable or will become exercisable within 60 days of February 19, 2025. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of Common Stock beneficially owned is based on 384,031,524 shares outstanding as of February 19, 2025. In addition, shares issuable pursuant to options or other convertible securities that may be acquired within 60 days of February 19, 2025 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each beneficial holder of our Common Stock is our corporate address.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		% of Shares of Common Stock Beneficially Owned

Harthorne Capital, Inc. (1)	101,674,666		26.5%
Michael Singh	125,321,153	(2)(3)	32.6%
Andrew Trumbach	125,321,153	(2)(3)	32.6%
Lisa-Marie Iannitelli	-	(2)	-
Claude Stuart	-		-
Narendra Kini (4)	70,588		*
Tyler Trumbach (5)	3,862,460		*
All directors and executive officers as a group (6 persons)	352,583,354		91.8%

* Less than 1%

(1)	Harthorne operates as a holding entity for Mr. Singh and Dr. Trumbach’s initial investments in the Company. Includes 3,666,666 shares of Common Stock underlying a convertible promissory note with the Company. Additionally, each of Mr. Singh, Dr. Trumbach and Ms. Iannitelli are Executive Directors of Harthorne. Each of Mr. Singh, Dr. Trumbach and Ms. Iannitelli disclaims beneficial ownership of all such securities except to the extent of his or her pecuniary interest therein.

(2)	Does not include (i) shares held by Harthorne (see Footnote (1) above) and (ii) an indeterminate number of shares of Common Stock underlying a convertible promissory note, which may be converted at the discretion of Michael Singh, executed by the Company and Michael Singh on December 31, 2024, upon conversion of $1,600,000 of principal and any accrued and unpaid interest under the note, at a conversion price equal to the closing price of the Company’s Common Stock on the trading day immediately preceding Mr. Singh’s delivery of a notice of conversion.

(3)	Includes options to purchase 11,250,000 shares of Common Stock.

(4)	Such shares are owned indirectly through Lucky International Limited Corp., of which Mr. Kini has voting and dispositive control.

(5)	Such shares are owned indirectly through River Rock Holdings, Inc., of which Mr. Trumbach has voting and dispositive control. Does not include options to purchase 1,500,000 shares of Common Stock which Mr. Trumbach is eligible to receive, but has not been granted as of the date of this Information Statement.

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INTERESTS OF CERTAIN PERSONS IN THE ACTIONS

Michael Singh, the Chairman of the Board and Co-CEO of the Company, Andrew Trumbach, a director, Co-CEO and CFO of the Company, Lisa-Marie Iannitelli, a director and the Company’s Executive Vice President (Director-Investor Relations), Tyler Trumbach, a director and the Company’s Chief Legal Counsel, and Narendra Kini, a director, each have an interest in the Proposed Actions as a result of their ownership of shares of our Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. Each of Mr. Singh, Dr. Trumbach and Ms. Iannitelli are Executive Directors of Harthorne, the owner of approximately 26.5% of the issued and outstanding shares of Common Stock of the Company.

Harthorne, along with Messrs. Singh and Trumbach, collectively own in the aggregate approximately 91.8% of the issued and outstanding shares of Common Stock as of February 19, 2025, comprise the Consenting Stockholders who approved the Reverse Split.

COSTS AND MAILING

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this Information Statement. The information incorporated by reference is deemed to be part of this Information Statement. This Information Statement incorporates by reference the following documents (other than information that is furnished and not filed with the SEC):

1.	Our Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on October 11, 2024.

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on November 19, 2024.

3.	Our Current Reports on Forms 8-K filed with the SEC on, August 7, 2024 (Form 8-K/A), August 7, 2024, September 17, 2024, September 23, 2024, November 19, 2024, December 30, 2024, January 7, 2025, February 5, 2025, and February 5, 2025 (Form 8-K/A).

You may read and copy any reports, statements or other information we file at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by us, at http://www.sec.gov.

We will provide without charge to each person, including any beneficial owners, to whom this Information Statement is delivered, within one day of his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this Information Statement but not delivered with this Information Statement, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address.

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AWAYSIS CAPITAL, INC.

3400 Lakeside Drive, Suite 100

Miramar, Florida 33027

(855) 795-3311

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which we should direct the additional copy of the Information Statement, to us at Awaysis Capital, Inc., 3400 Lakeside Drive, Suite 100 Miramar, Florida 33027; Telephone: (855) 795-3311; Email: info@awaysiscapital.com.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to our principal executive offices.

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APPENDICES

The following document is appended to this Information Statement:

Appendix A	Certificate of Amendment of the Articles of Incorporation

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Appendix A

CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

AWAYSIS CAPITAL, INC.

Awaysis Capital, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Awaysis Capital, Inc. and the Corporation was originally incorporated pursuant to the DGCL by filing the Articles of Incorporation with the Secretary of State of the State of Delaware on September 29, 2008 (as amended, the “Articles of Incorporation”). A Certificate of Amendment of the Articles of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2012. A second Certificate of Amendment of the Articles of Incorporation was filed with the Secretary of State of the State of Delaware on May 18, 2022.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Articles of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3. Article FOURTH of the Articles of Incorporation is hereby amended by inserting the following subsection:

“(c) Reverse Stock Split. Effective on [_____], 202[_] (the “Effective Time”), a reverse stock split of the Common Stock will be effected such that every [_____] shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be reclassified and converted into one share of Common Stock (the “New Common Stock”), automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below. Each old certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such Old Certificate shall have been reclassified. All fractional shares of Common Stock shall be rounded to the next higher whole number of shares of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates (the “New Certificates”) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that transfer taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares of New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.”

4. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the DGCL.

5. That the foregoing amendment shall be effective as of [●].

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [●] day of [●], 2025.

By:
Name:
Title:

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